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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                 SCHEDULE 14D-9
               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 13)

                           RENTAL SERVICE CORPORATION
                           (Name of Subject Company)

                           RENTAL SERVICE CORPORATION
                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                   76009V102
                     (CUSIP Number of Class of Securities)

                               ----------------

                                Robert M. Wilson
   Executive Vice President, Chief Financial Officer, Secretary and Treasurer
                           Rental Service Corporation
                     6929 East Greenway Parkway, Suite 200
                           Scottsdale, Arizona 85254
                                 (480) 905-3300
      (Name, Address and Telephone Number of Person Authorized to Receive
     Notice and Communications on Behalf of the Person(s) Filing Statement)

                               ----------------

                                   Copies to:

      Elizabeth A. Blendell, Esq.                Mark D. Gerstein, Esq.
            Latham & Watkins                        Latham & Watkins
   633 West Fifth Street, Suite 4000             233 South Wacker Drive
   Los Angeles, California 90071-2007           Sears Tower, Suite 5800
             (213) 485-1234                   Chicago, Illinois 60606-6401
                                                     (312) 876-7700

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Item 8.  Additional Information to be Furnished.

     On May 28, 1999, certain Rental Service Corporation ("RSC") employees received an electronic transmission relating to recent developments at RSC. On June 4, 1999, RSC disseminated an electronic transmission to these employees supplementing and clarifying the May 28, 1999 transmission. The texts of each of these transmissions are filed as Exhibits 55 and 56, respectively, hereto and are incorporated by reference herein.

     On June 4, 1999, certain RSC employees received an electronic transmission relating to recent developments at RSC, the text of which is filed as Exhibit 57 hereto and is incorporated by reference herein.

     In addition, on June 4, 1999, RSC disseminated to its Senior Vice Presidents and its Region, District and General Managers an electronic transmission of "talking points" relating to recent developments at RSC for discussion with RSC's employees and customers. The text of the transmission is filed as Exhibit 58 hereto and is incorporated by reference herein.

Item 9.  Material to be Filed as Exhibits.

     55 Text of electronic transmission to Rental Service Corporation employees disseminated on May 28, 1999.

     56 Text of electronic transmission to Rental Service Corporation employees disseminated on June 4, 1999.

     57 Text of electronic transmission to Rental Service Corporation employees disseminated on June 4, 1999.

     58 Text of electronic transmission to Rental Service Corporation Senior, Region, District and General Managers, containing "Talking Points" Memorandum for discussion with Employees and Customers, disseminated on June 4, 1999.
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                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 4, 1999                       Rental Service Corporation

                                          By: /s/ Robert M. Wilson
                                              ---------------------------------
                                          Name:  Robert M. Wilson
                                          Title: Executive Vice President, Chief
                                                 Financial Officer, Secretary
                                                 and Treasurer